Exhibit 3.38

Limited Liability Company Agreement

of

KW BASGF II MANAGER, LLC

This Limited Liability Company Agreement (this “Agreement”) of KW BASGF II MANAGER, LLC, a Delaware limited liability company (the “Company”), is entered into by K-W Properties, a California corporation (the “Member”) and the Company.

RECITALS:

A. The Member has formed the Company under and subject to the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”) for the purpose described below; and

B. The Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and the Member’s rights and obligations with respect thereto.

NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member and the Company hereby agree as follows:

1. Formation. The Member has formed a Delaware limited liability company pursuant to the Act. The Company’s Certificate of Formation was filed with the Delaware Secretary of State on September 5, 2006 (the “Certificate”). Except as expressly provided in this Agreement to the contrary, the Member’s rights and obligations and the Company’s administration and termination shall be governed by the Act.

2. Name. The name of the Company is KW BASGF II Manager, LLC.

3. Purpose. The Company is organized to: (i) acquire and own a five percent (5%) membership interest (or such other percentage as the Company may from time to time acquire and hold) in Bay Area Smart Growth Fund II, LLC, a Delaware limited liability company; and (ii) exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of the business or purposes otherwise set forth herein.

4. Office and Registered Agent. The Company’s principal place of business shall be 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, unless changed by the Member. The name and address of the Company’s registered agent for service of process are as specified in the Certificate.

5. Member. The name and the business address of the Member is as follows:

K-W Properties

c/o Kennedy-Wilson

9601 Wilshire Boulevard, Suite 220

Beverly Hills, California 90210

Attn: John Prabhu

6. Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware.

7. Officers. The Company may have officers. The Member hereby designates Barry Schlesinger as the President and Secretary of the Company. The President shall be the chief executive officer of the Company and shall be responsible for the general supervision of the business and affairs of the Company, shall preside at all Company meetings, and shall have such other powers and duties usually vested in a chief executive officer. The Member hereby designates Freeman Lyle as Chief Financial Officer and Assistant Secretary and John Prabhu as Vice-President and Assistant Secretary. The Member may provide for and nominate additional officers consisting of vice-presidents, a secretary, a treasurer and assistant officers, may alter the powers and duties of the President, and shall establish the powers and duties of all other officers. No officer need be a Member. All officers shall serve at the will and sole and absolute discretion of the Member and their appointment and removal shall be evidenced by a resolution of the Company executed solely by the Member. Any officer acting alone shall have the authority to bind or obligate the Company in any respect. No officer shall receive any compensation or other remuneration for acting as an officer of the Company; provided, however that nothing set forth herein shall prohibit an individual who is an employee of the Company from receiving compensation and benefits as an employee. No officer shall have any right, title or interest in the capital, profits, losses or distributions of the Company or in any property of the Company by virtue of his or her status as an officer. The Company shall indemnify, defend, protect and hold harmless each officer duly appointed hereunder from any claim, damage, loss or liability which he or she may suffer which arises from or relates to the performance of the duties assigned to him or her by the President and/or Member. Any individual may hold any number of offices. No officer need be a resident of the State of California, Delaware or citizen of the United States. If the Member is a corporation, such corporation’s officers may serve as officers of Company if appointed by the Member.

8. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (a) the written consent of the Member, (b) the resignation, expulsion, bankruptcy, dissolution, death or insanity of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company, (c) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (d) in any event, at 12:00 midnight on December 31, 2056.

9. Capital Contributions. The Member has contributed or will contribute 100% of the capital of the Company, but any contribution shall be made on or made in the sole discretion of the Member.

10. Allocation of Profits and Losses; Tax Matters. For so long as, and during such time as the Company shall have only one owner for U.S. federal income tax purposes, the following shall apply for such purposes and for relevant state income tax purposes, but only for such purposes: (i) in accordance with Section 301.7701-3(a) of the Income Tax Regulations. the Company shall be disregarded as an entity separate from such owner; (ii) all items of income, gain, loss, deduction and credit of the Company shall be treated as recognized directly by such owner; and (iii) the assets and liabilities of the Company shall be treated as the assets and liabilities of such owner.

11. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

12. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company.

13. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the prior written consent of the Member. Upon such admission, the members shall agree to and make appropriate changes to this Agreement in writing, including changes to reflect the status of the Company as a partnership for applicable income tax purposes.

14. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

15. Amendment. This Agreement may be amended from time to time with the prior written consent of the Member and the Company.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

17. Creditors Not Benefited. Nothing contained in this Agreement is intended or shall be deemed to benefit any creditor of the Company or any member, and no creditor of the Company shall be entitled to require the Company or the Member to solicit or accept any capital contribution for the Company or to enforce any right which the Company may have against the Member under this Agreement.

[Signatures On Next Page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of May 21, 2007.

COMPANY

KW BASGF II MANAGER, LLC, a Delaware limited liability company

By:	K-W Properties,
a California corporation
its sole member and manager

	By:	/s/ John Prabhu
Name: John Prabhu
Its: Vice President

MEMBER:

K-W PROPERTIES, a California corporation

By:	/s/ John C. Prabhu
Name:	John Prabhu
Its:	Vice President

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